Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

Contact:	David Christensen
CFO
HickoryTech
507-387-3355

Jennifer Spaude
Director of Public and Investor Relations
HickoryTech
507-386-3765

HickoryTech Reports Second Quarter 2006 Results,

Second Consecutive Quarter of Excellent Enventis Performance

MANKATO, Minn., Aug. 1, 2006—HickoryTech Corporation (Nasdaq: HTCO) today reported financial results for its 2006-second quarter ended June 30, 2006:

•                  Total revenues were $36.6 million, a 45 percent increase compared to the second quarter of 2005, reflecting excellent revenue contributions from the recently acquired Enventis line of business for the second consecutive quarter. Total company revenues were up slightly from the first quarter of 2006.

•                  Net income for the second quarter of 2006 was $1.4 million, also similar to the first quarter of 2006. Second quarter net income from continuing operations was down 40.5 percent compared with the same period a year ago. The decline was consistent with company guidance provided in its first quarter conference call, and is attributable to the combination of declining Telecom Sector network access revenues and Enventis acquisition integration costs.

•                  Diluted earnings per share from continuing operations were 10 cents per share for the most recent quarter, a decline of 44.4 percent from the 18 cents per share reported for the same period a year ago.

•                  Total costs and expenses for the second quarter of $32.5 million were similar to the first quarter of 2006. Second quarter costs and expenses, as compared to the second quarter of 2005, were higher, due to the addition of the Enventis Sector operations and integration-related expenses.

•                  Debt, as of June 30, 2006, was $140.5 million, a decline from $142.8 million as of Dec. 31, 2005, but up from the prior quarter’s balance of $136.9 million. The increase was due to planned capital expenditures in the Telecom and Enventis Sectors.

•                  Broadband services, consisting of DSL, data and Digital TV revenues, grew to $1.8 million, versus $1.5 million in the second quarter of last year, a 23.2 percent increase.

— more —

Consolidated Results for the Second Quarter 2006

HickoryTech’s consolidated operating revenues for the quarter were $36.6 million, an increase of 45 percent compared to the three months ended June 30, 2005. This second consecutive quarter of increased revenue was due to the addition of Enventis Telecom and its new revenue streams, consisting of $11.2 million from enterprise network systems and services and $4.0 million from transport systems. Excluding revenue from the Enventis acquisition, revenues would have declined $3.8 million, or 15.1 percent, compared to the second quarter of 2005. This decline in non-Enventis revenue is primarily due to lower access revenue from interexchange carriers in the Telecom Sector and less installation revenue in the Enterprise Solutions Sector.

HickoryTech reported $1.4 million in income from continuing operations in the second quarter of 2006, a 40.5 percent decrease from the same period in 2005. Diluted earnings per share from continuing operations were 10 cents per share for the quarter, versus 18 cents per share in the prior year’s second quarter. Net income and earnings per share were within management’s expectations, and include acquisition integration costs that the company had planned for and will continue to incur throughout 2006. The second quarter of 2006 also had a non-recurring pre-tax charge to earnings of $254,000 for separation costs due to the departure of the company’s chief executive officer.

“I am pleased with the progress and success of the first half of the year. The integration of Enventis is going very well and proving to complement our overall bundled service approach. We are already achieving higher than expected outcomes from the recent acquisition,” said John Finke, HickoryTech’s president and chief executive officer.

The decline in net profitability compared to the second quarter of 2005 is primarily the result of three factors: the ongoing decline in network access revenues of $1.5 million; higher interest expense associated with funding the Enventis acquisition of $0.8 million; and acquisition integration costs of $0.6 million, offset by $0.7 million of new operating income from Enventis. HickoryTech’s debt as of June 30 was $140.5 million, a decline from $142.8 million at Dec. 31, 2005. The second quarter’s debt level was higher than the $136.9 million at March 31, 2006 due to capital expenditures in the Telecom and Enventis Sectors. As called for in the company’s 2006 capital allocation plan, HickoryTech has invested more of its capital in the first half of the fiscal year as compared with previous years.

The most recent quarter’s profitability was down from the second quarter of 2005 when financial results were favorably impacted by a very significant installation of a state-of-the-art Internet Protocol voice communications system for Minnesota State University, Mankato. “Our results for this year reflect the steady, deliberate attention we are giving to integrating Enventis and building HickoryTech to be strong and well positioned for the future,” Finke said.

Telecom Sector

In the second quarter of 2006, the Telecom Sector experienced many of the same trends as previous quarters, with increasing revenue from Broadband services and anticipated declining revenues of network access from interexchange carriers.

Key Telecom Sector metrics for the 2006-second quarter:

•                  Revenues were $18.4 million, versus $19.3 million a year ago. With the addition of the Enventis Sector, which is reported as a separate operating sector, Telecom Sector revenues now represent approximately half of HickoryTech’s consolidated revenues. Comparatively, Telecom Sector revenues represented 76% of total operating revenues of the second quarter in 2005

•                  Broadband initiatives, consisting of DSL, data and Digital TV revenues, rose to $1.8 million, versus $1.5 million in the second quarter of last year, a 23.2 percent increase.

•                  Network access revenues were $7.4 million, compared to $8.9 million in the same quarter last year. This $1.5 million decline is due to rate changes; lower overall minutes of use, re-routed network traffic, and lower demand for circuits provided under regulated tariffs. These changes are expected to be lasting in nature.

•                  Total DSL lines continued to grow, despite increasing bundled service competition, totaling 14,282, versus 11,693 for the second quarter of 2005, an increase of 22.1 percent. Customers are also migrating from lower speed DSL products to higher speed plans, which increases overall revenue.

•                  Total Digital TV customers rose to 3,389, up 58.3 percent over 2,141 a year ago. Digital TV was introduced in two new communities:  Eagle Lake and Faribault, Minn.

Enventis Telecom Sector

The Enventis Sector repeated its performance as a meaningful contributor to consolidated operating income in the second quarter of 2006. Enventis revenue was $15.2 million, consisting of approximately $11.2 million from enterprise network systems and services and $4.0 million from transport services. Transport service revenues also include Encompass Unified Communications’ hosted solutions, a fully integrated hosted communications service provided primarily to small and medium businesses.

Enterprise Solutions Sector

Enterprise Solutions second quarter revenue was $2.5 million, representing a 50 percent decline in installation and equipment revenues from the same period last year. The second quarter of 2005 was the strongest quarter in 2005 due to the installation of an IP Telephony System for Minnesota State University, Mankato.

Outlook

“HickoryTech is evolving in a very positive and exciting way,” Finke said. “Not only do we have an immediate expanded fiber footprint to extend current services into new markets, but also a diversified revenue stream, which includes a strong balance of telecom and data services. We see many opportunities to grow our revenues, particularly with the business market and regional telephone carriers. In addition, the Enventis integration is progressing with a focus for the remainder of the year on connecting our networks to enhance our ability to sell all services as well as the alignment of our network operations and long-term planning efforts.”

Further information on the second quarter results, as well as additional guidance regarding management’s outlook, will be given during the company’s quarterly conference call and Webcast with investors at 8 a.m. CDT on Aug. 2, 2006. Investors can access the Webcast through a link on HickoryTech’s Investor Relations page at www.HickoryTech.com.

About HickoryTech

About HickoryTech Corporation: HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with approximately 480 employees in Minnesota and Iowa. In its 109th year of operation, HickoryTech provides a full array of telecommunications products and services to business and residential customers. The Telecom Sector offers local voice, long distance, Internet, Broadband services, Digital TV, and IP networking. The Enterprise Solutions Sector provides IP Telephony, call center management, and data network solutions. Enventis Telecom provides IP-based voice and data services and network solutions on a statewide SONET-based network. The Information Solutions Sector develops telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

Consolidated Statement of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands Except Share and Per Share Amounts)	2006	2005	2006	2005
Operating revenues:
Telecom Sector	$18,378	$19,286	$36,346	$38,631
Information Solutions Sector	534	914	1,222	1,402
Enterprise Solutions Sector	2,545	5,068	5,282	8,343
Enventis Sector	15,178	—	29,262	—
Total operating revenues	36,635	25,268	72,112	48,376

Costs and expenses:
Cost of sales, Enterprise Solutions and Enventis	11,828	3,772	22,855	6,040
Cost of services, excluding depreciation and amortization	9,373	8,289	18,334	16,342
Selling, general and administrative expenses, excluding depreciation and amortization	6,818	4,087	14,001	8,114

Depreciation	4,236	4,043	8,310	8,044
Amortization of intangibles	293	204	586	441
Total costs and expenses	32,548	20,395	64,086	38,981

Operating income	4,087	4,873	8,026	9,395

Interest and other income	37	32	67	40
Interest expense	(1,830)	(1,027)	(3,479)	(2,004)

Income before income taxes	2,294	3,878	4,614	7,431
Income tax provision	920	1,569	1,851	3,006

Income from continuing operations	1,374	2,309	2,763	4,425

Discontinued operations
Income/(loss) from operations of discontinued component	—	170	—	170
Income tax provision/(benefit)	—	69	—	69
Income/(loss) from discontinued operations	—	101	—	101

Net income	$1,374	$2,410	$2,763	$4,526

(Not in thousands)

Basic earnings per share - continuing operations:	$0.10	$0.18	$0.21	$0.34
Basic earnings per share - discontinued operations:	—	0.01	—	0.01
	$0.10	$0.19	$0.21	$0.35

Dividends per share	$0.12	$0.12	$0.24	$0.24

Basic weighted average common shares outstanding	13,151,626	13,072,273	13,142,770	13,065,685

Diluted earnings per share - continuing operations:	$0.10	$0.18	$0.21	$0.34
Diluted earnings per share - discontinued operations:	—	0.01	—	0.01
	$0.10	$0.19	$0.21	$0.35

Diluted weighted average common and equivalent shares outstanding	13,154,710	13,102,316	13,146,141	13,101,571

Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,
(In Thousands Except Share and Per Share Amounts)	2006	2005
Assets
Current assets:
Cash and cash equivalents	$140	$601
Receivables, net of allowance for doubtful accounts of $356 and $334	21,620	19,867
Costs in excess of billings on contracts	239	462
Inventories	7,303	4,577
Deferred income taxes	300	300
Prepaid expenses	1,739	5,066
Other	1,289	1,155
Total current assets	32,630	32,028

Investments	3,554	3,407

Property, plant and equipment	300,953	290,499
Less accumulated depreciation	149,471	141,157
Property, plant and equipment, net	151,482	149,342
Other assets:
Goodwill	26,943	27,109
Intangible assets, net	3,726	4,312
Financial derivative instruments	3,777	3,429
Deferred costs and other	2,921	3,640
Total other assets	37,367	38,490
Total assets	$225,033	$223,267

Liabilities and Shareholders’ Equity
Current liabilities:
Cash overdraft	$—	$514
Short-term financing	4,546	—
Accounts payable	3,740	5,224
Accrued expenses	5,260	6,809
Accrued interest	388	—
Accrued income taxes	5,803	4,765
Billings in excess of costs on contracts	300	283
Advanced billings and deposits	3,814	4,577
Current maturities of long-term obligations	1,693	1,778
Total current liabilities:	25,544	23,950
Long-term obligations, net of current maturities	138,762	140,980
Deferred income taxes	15,592	15,346
Deferred revenue and employee benefits	9,850	7,982
Total liabilities	189,748	188,258
Shareholders’ equity:
Common stock, no par value, $.10 stated value shares authorized: 100,000,000 shares outstanding: 13,156,290 in 2006 and 13,124,928 in 2005	1,315	1,312
Additional paid-in capital	9,717	9,262
Retained earnings	21,980	22,371
Accumulated other comprehensive income	2,273	2,064
Total shareholders’ equity	35,285	35,009
Total liabilities and shareholders’ equity	$225,033	$223,267

Telecom Sector Recap

(unaudited)

	Three Months Ended June 30,		For Six Months Ended June 30
(Dollars in Thousands)	2006	2005	2006	2005
ILEC
Revenues
Local service	$3,692	$3,742	$7,400	$7,478
Network access	6,908	8,364	13,765	16,858
Data	699	590	1,344	1,160
Intersegment	51	52	102	103
Other	1,571	1,558	3,083	3,224
Total revenues	$12,921	$14,306	$25,694	$28,823

Key Metrics
Access lines	54,854	57,995
DSL customers	9,814	8,091

CLEC
Revenues
Local service	$884	$883	$1,771	$1,772
Network access	507	494	991	1,012
Long distance	1,254	1,219	2,402	2,361
Internet	1,131	1,100	2,284	2,171
Data	787	630	1,533	1,248
Digital TV	318	244	603	452
Other	627	462	1,170	895
Total revenues	$5,508	$5,032	$10,754	$9,911

Key Metrics
Access lines
Overbuild	11,482	10,550
Unbundled network element (UNE)	1,564	1,746
Total service resale (TSR)	1,407	1,757
Total	14,453	14,053
Long distance customers	40,788	42,061
Internet customers	19,205	17,761
DSL customers	4,468	3,602
Digital TV customers	3,389	2,141

Telecom Sector - Continuing Operations
Revenues from unaffiliated customers	$18,378	$19,286	$36,346	$38,631
Intersegment revenues	51	52	102	103
Cost of services, excluding depreciation and amortization	7,977	7,546	15,436	14,958
Selling, general and administrative expenses, excluding depreciation and amortization	2,739	2,764	5,429	5,448
Depreciation and amortization	3,293	3,564	6,499	7,100
Operating income	$4,420	$5,464	$9,084	$11,228

Income from continuing operations, net of tax	$2,652	$3,252	$5,530	$6,684

Other
Capital expenditures	$3,609	$2,678	$6,571	$4,050
Customers	129,300	131,870
DSL customers	14,282	11,693
Digital TV customers	3,389	2,141

Consolidated Statement of Operations – Trailing Four Quarters

(unaudited)

	For Three Months Ended
(In Thousands Except Share and Per Share Amounts)	6/30/2006	3/31/2006	12/31/2005	9/30/2005

Operating revenues:
Telecom Sector	$18,378	$17,968	$18,386	$18,383
Information Solutions Sector	534	688	601	519
Enterprise Solutions Sector	2,545	2,737	2,845	3,402
Enventis Sector	15,178	14,084	—	—
Total operating revenues	36,635	35,477	21,832	22,304

Costs and expenses:
Cost of sales, Enterprise Solutions and Enventis	11,828	11,027	2,070	2,219
Cost of services, excluding depreciation and amortization	9,373	8,960	8,559	8,354
Selling, general and administrative expenses, excluding depreciation and amortization	6,818	7,185	3,657	3,495

Depreciation	4,236	4,074	3,473	3,544
Amortization of intangibles	293	293	26	26
Total costs and expenses	32,548	31,539	17,785	17,638

Operating income	4,087	3,938	4,047	4,666

Interest and other income	37	31	22	35
Interest expense	(1,830)	(1,649)	(1,235)	(1,124)

Income before income taxes	2,294	2,320	2,834	3,577
Income tax provision	920	931	1,046	1,447
Income from continuing operations	1,374	1,389	1,788	2,130

Discontinued operations
Income/(loss) from operations of discontinued component	—	—	101	37
Income tax provision/(benefit)	—	—	38	15
Income/(loss) from discontinued operations	—	—	63	22

Net income	$1,374	$1,389	$1,851	$2,152

(Not in thousands)

Basic earnings per share - continuing operations:	$0.10	$0.11	$0.14	$0.16
Basic earnings per share - discontinued operations:	—	—	—	—
	$0.10	$0.11	$0.14	$0.16

Dividends per share	$0.12	$0.12	$0.12	$0.12

Basic weighted average common shares outstanding	13,151,626	13,133,817	13,114,692	13,086,371

Diluted earnings per share - continuing operations:	$0.10	$0.11	$0.14	$0.16
Diluted earnings per share - discontinued operations:	—	—	—	—
	$0.10	$0.11	$0.14	$0.16

Diluted weighted average common and equivalent shares outstanding	13,154,710	13,147,586	13,123,685	13,091,519

Telecom Sector – Continuing Operations – Trailing Four Quarters

(unaudited)

	For Three Months Ended
(Dollars in Thousands)	6/30/2006	3/31/2006	12/31/2005	9/30/2005
ILEC
Revenues
Local service	$3,692	$3,708	$3,764	$3,720
Network access	6,908	6,857	7,224	7,317
Data	699	645	618	606
Intersegment	51	51	51	51
Other	1,571	1,512	1,618	1,738
Total revenues	$12,921	$12,773	$13,275	$13,432

Key Metrics
Access lines	54,854	55,100	55,625	57,080
DSL customers	9,814	9,558	8,964	8,533

CLEC
Revenues
Local service	$884	$887	$900	$886
Network access	507	484	499	474
Long distance	1,254	1,148	1,216	1,244
Internet	1,131	1,153	1,114	1,076
Data	787	746	689	647
Digital TV	318	285	293	234
Other	627	543	451	441
Total revenues	$5,508	$5,246	$5,162	$5,002

Access lines
Overbuild	11,482	11,414	11,325	11,094
Unbundled network element (UNE)	1,564	1,577	1,595	1,656
Total service resale (TSR)	1,407	1,465	1,545	1,592
Total	14,453	14,456	14,465	14,342
Long distance customers	40,788	40,372	40,321	40,936
Internet customers	19,205	18,959	18,396	18,028
DSL customers	4,468	4,262	4,058	3,839
Digital TV customers	3,389	2,967	2,766	2,573

Telecom Sector - Continuing Operations
Revenues from unaffiliated customers	$18,378	$17,968	$18,386	$18,383
Intersegment revenues	51	51	51	51
Cost of services, excluding depreciation and amortization	7,977	7,461	7,673	7,431
Selling, general and administrative expenses, excluding depreciation and amortization	2,739	2,690	2,712	2,892
Depreciation and amortization	3,293	3,204	3,132	3,123
Operating income	$4,420	$4,664	$4,920	$4,988

Income from continuing operations, net of tax	$2,652	$2,880	$3,092	$2,970

Other
Capital expenditures	$3,609	$2,962	$8,248	$4,603
Customers	129,300	128,887	128,807	130,386
DSL customers	14,282	13,820	13,022	12,372
Digital TV customers	3,389	2,967	2,766	2,573

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